 EXHIBIT 21.1

LIST OF SUBSIDIARIES OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(THE “COMPANY”)
Treatment

Perma-Fix of Florida, Inc. (“PFF”), a Florida Corporation, is a 100% owned subsidiary of the Company.

Diversified Scientific Services, Inc., (“DSSI”) a Tennessee Corporation, is a 100% owned subsidiary of the Company.

East Tennessee Materials and Energy Corporation, (“M&EC”) a Tennessee Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Northwest Richland, Inc. (“PFNWR”), a Washington Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix Northwest, Inc. (“PFNW”), a Washington Corporation, is a 100% owned subsidiary of the Company.

Services

Schreiber, Yonley & Associates (“SYA”), a Missouri corporation, is a 100% owned subsidiary of the Company.

Safety and Ecology Corporation (“SEC”), a Nevada corporation, is a 100% owned subsidiary of the Company.

Safety and Ecology Radcon Alliance, LLC (“SECRA”), a Nevada corporation, is a 75% owned subsidiary of the Company.

Safety and Ecology Corporation Limited (“SECL”), a United Kingdom corporation, is a 100% owned subsidiary of the Company.

Safety and Ecology Holdings Corporation (“SEHC”), a Nevada corporation, is a 100% owned subsidiary of the Company.

Safety and Ecology Federal Services Corporation, a Nevada corporation, is a 100% owned subsidiary of the Company.

Discontinued Operations

Perma-Fix of Orlando, Inc. (“PFO”), a Florida Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of South Georgia, Inc. (“PFSG”), a Georgia Corporation, is a 100% owned subsidiary of the Company.